Exhibit 10.76

December 15, 2016

Personal and Confidential
Christian Weideman
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Dear Christian:
Congratulations on receiving your offer of employment with Apollo1. By joining Apollo, you’re becoming part of a talented, innovative team of people. This letter confirms the terms in connection with your employment at Apollo Management Holdings, L.P. (the “Company”).

•Position & Reporting. You will be employed by the Company as General Counsel, Litigation and Regulation. You will report to John Suydam, Chief Legal Officer, or his successor.

•Start Date and Assurances. Your employment with the Company shall begin on January 23, 2017 (or such other date on which you commence employment with the Company) (such actual date of employment commencement, the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (ii) no trade secret or proprietary information belonging to your previous employer will be disclosed by you at the Company and no such information, whether in the form of documents (electronic or otherwise), memoranda, software, etc., will be retained by you or brought with you to the Company; and (iii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions. You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, with any prospective Company employees or other service providers. You further represent to the Company that you possess any licenses or certifications necessary for you to perform such services.

•Duties. You agree that you will (i) devote your full working time, attention and abilities to the duties assigned to you; (ii) promote and protect the interests and reputation of the Company and its Affiliates; and (iii) comply with all rules, policies and regulations of the Company from time to time.

•Annual Base Salary. You will be entitled to an annual base salary at the rate of $400,000 (the “Base Salary”), which base salary shall be paid in installments not less frequently than monthly. This is an exempt position, therefore no overtime will be granted. All amounts payable under this letter agreement are subject to applicable withholdings.

•Discretionary Bonus. For services performed in any given calendar year, you may be eligible to receive an annual bonus (the “Bonus”) in addition to your Base Salary and in an amount to be

1 Apollo Global Management, LLC and its subsidiaries

determined by the Company in its sole discretion. For services performed in 2017, your discretionary Bonus shall have a target value of $950,000. Your Bonus for 2017 will not be prorated based on your partial year of employment. The 2017 target Bonus is not guaranteed, and the actual 2017 Bonus payable to you may be greater or less in the discretion of the Company. The Bonus, as well as subsequent annual bonuses, if any, will be paid in accordance with the Company’s Incentive Program (as defined below) and shall be paid when bonuses are generally paid to other similarly situated employees, provided that you are employed on the payment date and not under notice (given or received) on the Bonus payment date. For the avoidance of doubt, Bonus payments (if any) will not be part of your Base Salary for any purpose.

•Sign-on Bonus. In addition, you will be entitled to receive a one-time bonus (the “Sign-on Bonus”) in the amount of $50,000. The Sign-on Bonus will be payable to you no later than January 31, 2017, provided that you are employed and you have not been terminated for Cause by the Company or provided notice of your resignation to the Company on or before such date. Should your employment terminate for Cause or you provide notice of your resignation to the Company on or before December 31, 2017, you will repay the Sign-on Bonus to the Company prior to your departure.

•Special One-Time Advance. We agree to provide to you a one-time payment of $50,000 ("the Advance"), as an advance of amounts otherwise due on or around December 31, 2017 by the Company or any of its affiliates. The Advance will be paid to you on the first regular payroll date following your Start Date. Payment of the Advance is subject to applicable tax withholding. You acknowledge and agree that the Company will deduct or set off $50,000 from any payments (including any bonus payment) that otherwise would be payable to you on or about December 31, 2017.

Should you resign or give notice of your resignation, or if your employment is terminated by the Company or any of its affiliates for Cause, and the Company provides you with a written notice to the effect that, as of the date of such employment termination, it has not or will not have fully deducted or set off the Advance from other amounts due to you (a “Repayment Notice”), you agree to repay, to the Company in cash prior to your employment termination date (or, if later, the tenth day after your receipt of a Repayment Notice), that portion of the Advance that has not or will not have been so deducted or set off. In addition, you hereby agree to pay any attorney’s fees the Company or any of its affiliates may incur in connection with its exhaustion of all legal remedies available to it in securing your satisfaction of any obligation you have to repay the Advance or any portion thereof.

To the extent that you repay the Advance, you hereby (i) authorize the Company or its affiliate(s) to receive a full refund from the federal, state and/or local government, as the case may be, of any amounts withheld (including the employee portion of Social Security, Medicare and other employment taxes) on such repaid portion of the Advance, (ii) agree that you will not file a claim to be refunded the withheld amounts described in clause (i), and (iii) agree that you will otherwise assist the Company and its affiliates in obtaining its refund of such withheld amounts.

•Welcome Grant. Subject to approval by the committee that administers the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan (the "Plan"), such approval not to be unreasonably withheld, in the first calendar quarter that begins after the Start Date (the “First Quarter”), you shall be granted restricted share units (“RSUs”) having an aggregate value equal to $900,000, based on the average closing price of an Apollo Global Management, LLC Class A share on the New York Stock Exchange for the ten trading days preceding the First Quarter (rounded down to the nearest whole share). Each RSU shall be granted pursuant to the Plan and subject to such other terms and conditions as generally apply to Plan participants, including your continued employment through each vesting date. The RSUs will vest over a period of six (6) years, as follows: (i) 4/24 of the grant will vest on the first anniversary of the last day of the calendar quarter that includes the Start Date; and (ii) the remaining balance will vest in 20 substantially equal quarterly installments thereafter.

•Incentive Program. A portion of any discretionary Bonus for services performed in a given year may be deferred and payable pursuant to the Company’s incentive compensation program (the “Incentive Program”) as in effect for such year. Currently, any amounts payable under the Incentive Program will be subject to payment in the form of equity-based (including, possibly, carried interest) awards of Apollo Global Management, LLC or an Affiliate and shall vest in accordance with the associated award documentation, which vesting shall be contingent on your continued service as an employee on each vesting date. The Company reserves the right to change the terms of the Incentive Program at any time to the extent permitted under Section 409A of the U.S. Tax Code. All amounts that vest shall be paid within the short-term deferral period provided under U.S. Treas. Reg. §1.409A- 1(b)(4).

•Benefit Plans. From the Start Date, you will be eligible to participate in the various group health, disability and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to similarly situated employees from time to time. Specifically, with respect to vacation, you will be entitled to 20 days of vacation per year, subject to applicable Company policies. No more than five days of accrued but unused vacation shall be carried forward past the end of any calendar year. The Company reserves the right to modify or terminate any such employee program at any time.

•Notice Entitlement. The Company may terminate your employment with or without Cause. The period of notice that we will give you to terminate your employment without Cause, and other than your death or Disability, is 90 days. The Company may terminate your employment for Cause without notice. You agree to give the Company 90 days’ notice should you decide to leave the Company for any reason. We reserve the right to require you not to be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact Company clients, colleagues or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.

•Payment in lieu of notice. Subject to the “Employment in Good Standing; Compliance” section below, we reserve the right to pay you in lieu of any required notice period, the equivalent of your Base Salary on a termination without Cause.

•Political Contributions. Except as otherwise disclosed to the Company in writing, in the past two years neither you nor your spouse: (i) has donated to a state or local political campaign in any of the fifty states or Washington D.C.; or (ii) has donated to a candidate for any federal office if such candidate held any state or local political office at the time of the contribution.

•Confidentiality. You will not disclose or use at any time, either prior to your Termination Date or thereafter, any Confidential Information of which you are or become aware, whether or not such information is authored or developed by you, except to the extent that (i) such disclosure or use is directly related to and required by your good faith performance of duties to the Company or any of its Affiliates, or (ii) such disclosure is required to be made by law or any court or legislative body with jurisdiction over you; provided, that you shall provide ten (10) days’ prior written notice to the Company of such disclosure so that the Company may seek a protective order or similar remedy; and provided, further, that, in either case set forth above, you inform the recipients that such information or communication is confidential in nature. Except to the extent publicly disclosed, you acknowledge and agree that this letter agreement and its provisions constitute Confidential Information of the Company and its Affiliates and that any documents, information or reports received by you from the Company and its Affiliates shall be treated as confidential and proprietary information of the Company and its Affiliates. Nothing contained herein shall preclude you from disclosing Confidential Information to your personal legal and financial advisor(s), provided that you inform such advisor(s) that the information is confidential in nature and receive assurances that the advisor(s) shall not disclose such information except as required by law. In addition, nothing in this letter agreement or any other agreement with the Company or its Affiliates will (a) prohibit you from making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of U.S. federal law or regulation, or (b) require notification or prior approval by the Company or any of its Affiliates of any such reporting.

•No Solicitation. Without prejudice to your express and implied duties as an employee of the Company and you agree that for the following periods, you shall not directly or indirectly:

1.During your employment with the Company and for 12 months following the Termination Date (a) solicit or induce any Key Employee to leave or terminate his employment or engagement with the Company or its Affiliates for the purposes of joining a Competitive Business; (b) hire any Key Employee who has left the employment, engagement or service of the Company or any of its Affiliates during the preceding 12 months in connection with a Competitive Business; or (c) be employed, engaged, concerned or interested in any Competitive Business which has during the preceding 12 months employed, engaged or appointed in any capacity or procured the services of any Key Employee;

2.During your employment with the Company and for 12 months following the Termination Date and in connection with a Competitive Business, solicit or induce any Restricted Entity to terminate (or diminish in any respect) his, her or its relationship with the Company or its successors, assigns or Affiliates;

3.During your employment with the Company and for 12 months following the Termination Date and in connection with a Competitive Business, otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement to which the Company or any Affiliate thereof is a party, including without limitation any such relationship with any Restricted Entity.

•No Competition. You further agree that, during your employment with or provision of services to the Company and, for six (6) months thereafter, you will not, directly or indirectly (including through another person) (a) engage in any Competitive Business for your own account, (b) enter the employ of, or render any services to, any person engaged in any Competitive Business, or (c) acquire a material financial interest in any Competitive Business. Nothing herein shall, however, prohibit you from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a company or corporation that is publicly quoted or listed, so long as you have no active participation in the business of such company or corporation or (ii) working for a law firm engaged in the practice of law. As used in this letter agreement: (i) “person” means an individual, a corporation, limited liability company, partnership, association, trust or any other entity; and (ii) activity undertaken “directly or indirectly” includes any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner or a stockholder, member, partner, joint venturer or otherwise, and includes any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.

•Nondisparagement. You agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its Affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

•Remedies; Severability. Because your services are unique and you have had and will have access during the course of your employment to Confidential Information, money damages would be an inadequate remedy for any breach of the restrictive covenants contained in this letter agreement (including, without limitation, those regarding confidentiality, nonsolicitation, noncompetition and nondisparagement) (the “Protective Covenants”). Therefore, in the event of a breach or threatened breach of any provision of a Protective Covenant, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, (a) apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) and/or (b) cease any continuation of payments or benefits to you otherwise called for by this letter agreement. If any provision of this letter agreement shall be held invalid, illegal or unenforceable in any jurisdiction for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law. You hereby acknowledge and agree with the Company that (x) each of the Protective Covenants is an entirely separate, severable and independent covenant and restriction on you; (y) the duration, extent and application of each of the Protective Covenants is no greater than is necessary for the protection of the goodwill and trade connections of the business of the Company; and (z) in the event that any restriction on you contained in the Protective Covenants shall be found void but would be valid if some part thereof were deleted, such restrictions shall apply with any such deletion as may be necessary to make it valid and effective.

•Subsequent Engagement. Notwithstanding anything to the contrary contained herein, while you are employed by the Company, prior to accepting (or entering into a written understanding that provides for your) employment or consulting engagement with any person or entity unrelated to the Company, you will provide (i) written notice to the Company of such offer, it being understood that your acceptance of any such offer before seven (7) days have elapsed following such notice shall be treated as a termination by the Company for Cause, and (ii) a copy of the paragraph entitled “No Solicitation” or “No Competition” herein to any such prospective employer or service recipient, with a copy provided simultaneously to the Company. You shall promptly notify the Company of your acceptance of employment with, or agreement to provide substantial services to, any entity unrelated to the Company for 6 months from and after your Termination Date.

•Employment in Good Standing; Compliance. As you are aware, the firm is subject to and has various compliance procedures in place. Accordingly, you understand that your continued

association with the Company and corresponding payment of the foregoing amounts will be subject to your continued employment in good standing, which will include, among other things, your adherence to applicable laws and the Company’s policies and procedures and other applicable compliance manuals (including, without limitation, obligations with regard to confidential information), copies of which will be made available to you. You agree to execute any customary forms and agreements in connection therewith. Nothing in this letter agreement shall be construed as establishing any right to continued employment with the Company.

•Choice of Law; Arbitration; Waiver of Jury Trial. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this letter agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying New York law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS ( “JAMS”), a copy of which rules, which are available at http://www.jamsadr.com/rules-employment-arbitration/, have been reviewed by you in their current form. The arbitrator shall have the power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope or validity of this arbitration clause. The arbitration shall be conducted on a strictly confidential basis, and neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The arbitrator shall be authorized to issue any award a court could issue except that, to the extent permitted by law, the arbitrator shall not be authorized to award punitive damages. No discovery shall be permitted as part of any arbitration that may take place under this provision. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. You and the Company shall share the JAMS administrative fees and the arbitrator’s fee and expenses. Each party will pay its own attorneys’ fees. You and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this letter agreement may be consolidated or joined with a dispute between any other employee and the Company or any of its Affiliates, nor may you seek to bring your dispute on behalf of other employees, independent contractors or consultants of the Company or any of its Affiliates as a class or collective action. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this letter agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY WAIVE AND COVENANT THAT YOU AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS

AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

•Miscellaneous. This letter agreement may not be modified or amended unless in writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Global Head of Human Resources at her principal office location or to you at your home address most recently on file with the Company. Except for an assignment by the Company of this letter agreement to an Affiliate, this letter agreement may not be assigned by the parties other than as expressly provided herein. This letter agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one counterpart.

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We are excited to extend you this offer of employment and hope you will accept. Please acknowledge your acceptance and the terms laid out in this letter agreement on or before January 1, 2017. This letter agreement is subject to customary background, reference checks and proof of prior compensation (i.e., W-2s, 1099s or K-1s for the prior two years). This letter agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto (except that any obligations contained in any such agreement in favor of the Company or any of its Affiliates requiring you to maintain confidentiality or honor other restrictive covenants shall survive in accordance with their terms), and you confirm that in signing this letter agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this letter agreement or in the plans or documents referenced herein. At Apollo, we are passionate about delivering uncommon value to our investors and shareholders. We look forward to welcoming you to our team of professionals.

Sincerely,

/s/ Lisa Barse Bernstein

Lisa Barse Bernstein
Global Head of Human Resources Agreed and accepted:

Agreed and accepted:

_______________________________
Christian Weideman

_______________________________
Date

/s/ Christian Weideman

[Employment Agreement Signature Page]

Additional Definitions

“Affiliate” of the Company means any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company and shall include, without limitation, Apollo-affiliated management companies, funds, and managed accounts.

“Cause” means a termination of your employment, based upon a finding by the Company, acting in good faith, after the occurrence of any of the following: (a) you are convicted or charged with a criminal offense; (b) your violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (c) your dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its Affiliates or your engagement in conduct which is injurious to the Company, monetarily or otherwise; (d) your intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company; (e) your intentional breach of any material provision of this document or any other agreements of the Company or any of its Affiliates; (f) your material violation of any written policies adopted by the Company or its Affiliates governing the conduct of persons performing services on behalf of the Company or such Affiliate or your non-adherence to the Company’s policies and procedures or other applicable Company compliance manuals; (g) the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company or any of its Affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting (i) a portfolio investment for an account managed by the Company or (ii) a strategic investment undertaken on behalf of the Company or any of its Affiliates; (h) the failure by you to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of death or Disability; (i) the obtaining by you of any material improper personal benefit as a result of a breach by you of any covenant or agreement (including, without limitation, a breach by you of the Company's code of ethics or a material breach by you of other written policies furnished to you relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement); or (j) your suspension or other disciplinary action against you by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (d) to (g) is capable of being cured, you have failed to do so after being given notice and a reasonable opportunity to cure. As used in this definition, “material” means “more than de minimis.”

“Competitive Business” means (i) any alternative asset management business (other than the business of the Company, its successors or assigns or Affiliates) in which more than 25% of the total capital committed is third party capital, that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, commercial mortgages, commercial real estate related investments, residential mortgages, residential real estate related investments, business development corporations, special purpose acquisition companies, life settlement investments, life insurance company asset investment vehicles, credit-based asset management vehicles, leveraged loans or other alternative asset investment vehicles, (ii) persons who manage, advise or own such investment vehicles, (iii) any proprietary investing desk of an investment bank or commercial bank.

“Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by the Company and its Affiliates, including but not limited to, (i) information, observations, procedures and data obtained by you while employed by or providing services to the Company or any of its Affiliates, (ii) products or services, (iii) costs and pricing structures, (iv)

analyses, (v) performance data, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) investors, customers, vendors, suppliers and investor, customer, vendor and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) this letter agreement and nonpublic agreements of the Company and its Affiliates, (xv) investment memoranda and investment documentation concerning any potential, actual or aborted investments, (xvi) compensation terms, levels, and arrangements of employees and other service providers of the Company and its Affiliates, and (xvii) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the date you propose to disclose or use such information. For this purpose, Confidential Information will be deemed generally available to the public only if all material features comprising such information have been published in combination.

“Disability” means (i) you are not able to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, you are receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company. The determination of whether or not a Disability exists for purposes of this letter agreement shall be made by a physician selected by the Company and reasonably acceptable to you and who is qualified to give such professional medical assessment.

“Key Employee” means any officer, director, member, employee, agent or consultant of the Company or its successors, assigns or Affiliates who is an investment, marketing, finance or other professional or occupies a senior, managerial or advisory position at any time during the 12 months prior to the Termination Date and who:

1.has knowledge of Confidential Information; or

2.is able to influence the relationship or trade connections between the Company, its successors, assigns or Affiliates and any Restricted Entity,

and with whom you had personal (including telephonic or electronic) contact at any time during the preceding 12 months (if your employment has not yet terminated) or the 12 months immediately preceding the Termination Date (if your employment has terminated).

“Restricted Entity” means clients, customers, suppliers, partners, investors, prospective investors, financing sources or capital market intermediaries of the Company or its Affiliates with which you were materially concerned or had personal contact or about which you had Confidential Information at any time during the preceding 12 months (if your employment has not yet terminated) or the 12 months immediately preceding the Termination Date (if your employment has terminated).

“Termination Date” means the date on which your employment with the Company and its Affiliates terminates for whatever reason.
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